Exhibit 10.5

LEASE

BETWEEN

POINT RICHMOND R&D ASSOCIATES,

a California limited partnership (LANDLORD)

AND

TRANSORAL PHARMACEUTICALS, INC.,

a Delaware corporation (TENANT)

POINT RICHMOND TECH CENTER

Richmond, California

(continued)

(continued)

(continued)

		Page
25.13	ABANDONMENT	51

25.14	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	51

25.15	SECURITY	51

25.16	NO LIGHT, AIR OR VIEW EASEMENTS	51

25.17	RECORDATION	52

25.18	SURVIVAL	52

25.19	RIDERS	52

Exhibit A	Plan of Premises
Exhibit B	Workletter Agreement
Exhibit C	Rules and Regulations
Exhibit D	Hazardous Materials
Exhibit E	Visitor Spaces
Rider 1	Commencement Date Agreement

Addendum to Lease

1.	Extension Option
2.	Expansion Option
3.	Acceleration Option
4.	Right of First Refusal

LEASE

ARTICLE 1

BASIC LEASE PROVISIONS

1.1	BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:

Point Richmond Tech Center

1003 West Cutting Boulevard

Richmond, California

(2)	LANDLORD AND ADDRESS:

Point Richmond R&D Associates

1120 Nye Street, Suite 400

San Rafael, California 94901

Notices to Landlord shall be addressed:

Point Richmond R&D Associates

c/o Wareham Development Corporation

1120 Nye Street, Suite 400

San Rafael, California 94901

With a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

Attention: David H. Kremer

(3)	TENANT AND CURRENT ADDRESS:

(a)	Name:	TransOral Pharmaceuticals, Inc.

(b)	State of incorporation:	Delaware

Notices to Tenant shall be addressed:

Prior to the Commencement Date:

TransOral Pharmaceuticals, Inc.

300 Tamal Plaza, Suite 220

Corte Madera, CA 94925

Attn: Glenn Oclassen, CEO

Following the Commencement Date:

TransOral Pharmaceuticals, Inc.

1003 West Cutting Boulevard

Richmond, California 94804

Attn: Glenn Oclassen, CEO

(4)	DATE OF LEASE: as of February 22, 2006

(5)	LEASE TERM: 7 years

(6)	COMMENCEMENT DATE: The date by which all of the following have occurred: (a) the Landlord Work (defined in the Workletter attached hereto as Exhibit B) is substantially complete in accordance with this Lease and the Workletter; (b) Landlord has delivered possession of the Premises to Tenant; and (c) Landlord has obtained approval for occupancy of the Premises from the City of Richmond.

(7)	EXPIRATION DATE: The last day of the 84th full calendar month following the Commencement Date

(8)	MONTHLY BASE RENT:

MONTHS OF TERM	MONTHLY RATE/SF OF RENTABLE AREA	MONTHLY
Months 1-12	$1.40	$16,154.60
Months 13-24	$1.44	$16,616.16
Months 25-36	$1.48	$17,077.72
Months 37-48	$1.52	$17,539.28
Months 49-60	$1.57	$18,116.23
Months 61-72	$1.62	$18,693.18
Months 73-84	$1.67	$19,270.13

(9)	RENTABLE AREA OF THE PREMISES: 11,539 square feet

(10)	SECURITY DEPOSIT: $32,309.20, subject to Article 5

(11)	ADDRESS OF PREMISES: Ground Floor of 1003 West Cutting Boulevard, Richmond, California

(12)	TENANT’S USE OF PREMISES: General office, administrative, laboratory use, research and development, storage, distribution, and other related uses

(13)	PARKING:	Up to 31 unreserved and 4 parking spaces marked as reserved on surface lots

(14)	BROKERS:	Cushman & Wakefield
111 Broadway, Suite 1600
Oakland, CA 94607

Cornish & Carey
5980 Horton Street, Suite 100
Emeryville, California 94608

1.2	ENUMERATION OF EXHIBITS, RIDER AND ADDENDUM

The Exhibits, Rider and Addendum set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises
EXHIBIT B	Workletter Agreement
EXHIBIT C	Rules and Regulations
RIDER 1	Commencement Date Agreement

ADDENDUM TO LEASE

1.3	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is owned or controlled by, owns or controls, or is under common ownership or control with Tenant or with Landlord.

BUILDING: The building located at the address specified in Section 1.1(1).

COMMENCEMENT DATE: The date specified in Section 1.1(6).

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America, N.A., at its San Francisco main office as its corporate or commercial base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

ENVIRONMENTAL LAWS: All Laws governing the use, storage, disposal or generation of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

EXPIRATION DATE: The date specified in Section 1.1(7).

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord or Tenant (excluding either such party’s financial inability), including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency. Any prevention, delay, or stoppage due to any Force Majeure event shall excuse the performance of the party affected for a period of time equal to any such prevention, delay, or stoppage.

HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, polychlorinated biphenyls, and petroleum products.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective partners, members, directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to the Premises to be furnished by Landlord, as specifically described in the Workletter or exhibits attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

MONTHLY BASE RENT: The monthly base rent specified in Section 1.1.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature, which Landlord shall pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Building and the Project (including, without limitation, property management fees, costs and expenses, and the amortized portion of any capital expenditure or improvement, together with interest thereon, and the costs of changing utility service providers). In no event shall the annual property management fees for the Building exceed an amount equal to four and one-half percent (4.5%) of gross receipts. Operating Expenses shall not include:

(i)	costs of alterations of the premises of tenants of the Project, except where such costs are necessitated by the acts or omissions of Tenant or its employees, servants, agents, contractors, customers, or invitees,

(ii)	costs of capital improvements to the Project (except for amortized portion calculated on a straight-line basis calculated over the useful life of the capital expenditure or improvement as reasonably determined by Landlord of capital improvements installed for the purpose of reducing or controlling Operating Expenses or complying with applicable Laws, but only to the extent that the actual annual cost savings realized do not redound primarily to the benefit of any particular Building tenant),

(iii)	depreciation charges or expenses reserves,

(iv)	interest and principal payments on loans (except for loans for capital improvements which Landlord is allowed to include in Operating Expenses as provided above),

(v)	ground rental payments,

(vi)	real estate brokerage and leasing commissions,

(vii)	advertising and marketing expenses,

(viii)	costs of Landlord reimbursed by insurance proceeds,

(ix)	expenses incurred in negotiating leases of tenants in the Project, enforcing lease obligations of tenants in the Project, or providing additional services to particular tenants in the Project,

(x)	Landlord’s general corporate overhead,

(xi)	costs incurred in connection with the first repainting of the Building during the Term of this Lease (currently scheduled to occur during the calendar year of 2006),

(xii)	costs occasioned by the wrongful act, wrongful omission or violation of any Law by Landlord or its agents, employees or contractors,

(xiii)	costs to correct any construction defect in the Premises or the Building or to comply with any Law applicable to the Premises or the Project as of the Commencement Date,

(xiv)	costs relating to the presence of any Hazardous Material at or in the Building or Project prior to the Commencement Date (except to the extent caused by the release of the Hazardous Material by Tenant or Tenant’s agents, employees, contractors or invitees), and provided that with respect to the presence of any Hazardous Material at or in the Building or Project on or after the Commencement Date, except to the extent caused by the release of the Hazardous Material by Tenant or Tenant’s agents, employees, contractors or invitees, Tenant’s Share of such costs shall not exceed $10,000 in any given calendar year; and

(xv)	compensation for any officer of Landlord or for any management employee not stationed at the Project on a full-time basis or any compensation retained by Landlord or its Affiliates for the management or administration of the Project in excess of the property management fees applicable to the Project.

In the event any facilities, services, or utilities used in connection with the Building are provided from another building in the Project or another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis.

PREMISES: The space located in the Building at the Suite Number listed in Section 1.1 and depicted on Exhibit A attached hereto.

PROJECT or PROPERTY: The Project consists of the building located at the street address specified in Section 1.1(1), the building located at 1001 West Cutting Boulevard, associated surface parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus owned by Landlord located in and used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant to Landlord under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable calendar year. On or before the beginning of each calendar year during the Term or with Landlord’s Statement (defined in Article Four), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such year or applicable portion. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year of the Term, Landlord may estimate such amounts in the foregoing calculation. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during any calendar year of the Term.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1.

RENTABLE AREA OF THE PROJECT: The amount of square footage which represents the sum of the rentable area of all space intended for occupancy in the Project, as determined by Landlord from time to time; and Landlord shall notify Tenant of any adjustments in such rentable area and any corresponding change in Tenant’s Share.

SECURITY DEPOSIT: The funds specified in Section 1.1, if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Landlord Work or Tenant Work, as the case may be, in accordance with applicable Laws and the plans and specifications for such work approved by the other party, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done as determined by the project architect.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable during such year as if such assessment were payable over the longest possible term. Taxes shall not include any franchise, capital stock, federal or state inheritance, general or net income, or gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. Taxes shall also exclude any tax or assessment imposed on land or improvements other than the Property.

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises (excluding Landlord Work or Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.1(b).

TENANT DELAY: Any event or occurrence that delays the completion of the Landlord Work which is caused by the following, but only to the extent that Substantial Completion of the Landlord Work is actually delayed solely as a result thereof:

(1)	special work (including the upgraded indirect lighting described in Paragraph 3 of the Workletter), changes, alterations or additions requested or made by Tenant in the design or finish in any part of the Premises after approval of the Plans;

(2)	Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise beyond the times provided therefor in the Workletter;

(3)	failure to pay for such Tenant Work as Landlord undertakes to complete at Tenant’s expense;

(4)	the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises; or

(5)	failure to perform or comply with any obligation or condition binding upon Tenant pursuant to the Workletter, including the failure to approve and pay for such Landlord Work or other items if and to the extent the Workletter provides they are to be approved or paid by Tenant.

TENANT WORK: All work installed or furnished to the Premises by Tenant, if any, pursuant to the Workletter.

TENANT’S SHARE: The percentage that represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building/Project, as determined by Landlord from time to time. Tenant’s Share of the Building as of the Commencement Date is stipulated to be 25.3%. Tenant’s Share of the Project as of the Commencement Date is stipulated to be 9.77%.

TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The Agreement regarding the manner of completion of Landlord Work and Tenant Work set forth on Exhibit B attached hereto.

ARTICLE 2

PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING

2.1	LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of such possession.

2.2	TERM

(a)	The Commencement Date is the date specified in Section 1.1 of the Basic Lease Information. If the Commencement Date has not occurred on or before the Outside Completion Date (defined below), Tenant shall be entitled to a rent abatement following the Commencement Date of $538.49 for every day in the period beginning on the Outside Completion Date and ending on the Commencement Date. The “Outside Completion Date” shall mean the date which is seventy-five (75) days after the later of the date this Lease is properly executed and delivered by Tenant, the date all prepaid rental and the Security Deposit required under this Lease are delivered to Landlord. Landlord and Tenant acknowledge and agree that: (i) the determination of the Commencement Date shall take into consideration the effect of any Tenant Delays by Tenant; and (ii) the Outside Completion Date shall be postponed by the number of days the Commencement Date is delayed due to events of Force Majeure.

(b)

Notwithstanding the foregoing, if the Commencement Date has not occurred on or before the Required Completion Date (defined below), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the earlier to occur of: (i) ten (10) days after the Required Completion Date; and (ii) the Commencement Date. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease and, so long as Landlord and Tenant have not previously defaulted under any of its obligations under the Workletter, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. The “Required Completion Date” shall mean the date which is one hundred fifty (150) days after the date this Lease is properly executed and delivered by Tenant, the date all prepaid rental and Security Deposit required under this Lease are delivered to Landlord. Landlord and Tenant acknowledge and agree that: (i) the determination of the Commencement Date shall take into consideration the effect of any Tenant Delays; and (ii) the Required Completion Date shall be postponed by the number of days the Commencement Date is delayed due to events of Force Majeure. Notwithstanding anything herein to the contrary, if Landlord reasonably determines in good faith that it will be unable to cause the Commencement Date to occur by the Required Completion Date despite the exercise of Landlord’s reasonable efforts, Landlord shall have the right to immediately cease its performance of the Landlord Work and provide Tenant with written notice (the “Completion Date Extension Notice”) of such inability, which Completion Date Extension Notice shall set forth the date on which Landlord reasonably believes that the Commencement Date will occur. Upon receipt of the Completion Date Extension Notice, Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within ten (10) days after the date of the Completion Date Extension Notice. If Tenant does not terminate this Lease within such ten (10) day period, the Required Completion Date automatically shall be amended to be the date set forth in Landlord’s Completion Date Extension Notice.

(c)	Within thirty (30) days following the occurrence of the Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider 1) confirming the Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

(d)	Subject to the terms and conditions of this Lease including, without limitation, Article 9, and provided Landlord has received the Security Deposit and all evidence of insurance reasonably required by Landlord, Landlord grants Tenant the right to enter the Premises, at Tenant’s sole risk, solely for the purpose of (i) installing furniture, equipment and telecommunications and data cabling in the Premises and (ii) storing documents and equipment in the Premises. Landlord may withdraw such permission to enter the Premises prior to the Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord Work at the earliest possible date.

2.3	CONDITION OF PREMISES

Tenant shall notify Landlord in writing within nine (9) months after the Substantial Completion of the Landlord Work of any defects in the Premises claimed by Tenant or in the materials or workmanship furnished by Landlord in completing the Landlord Work. Except for defects stated in such notice, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession. Landlord shall proceed diligently to correct the defects stated in such notice unless Landlord disputes the existence of any such defects. In the event of any dispute as to the existence of any such defects, the decision of Landlord’s architect shall be final and binding on the parties. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter. As of the Commencement Date, Landlord warrants and represents that, to Landlord’s actual knowledge (i) the Premises, Building and the Project will comply with all applicable Laws, (ii) the Premises will be in good and clean operating condition and repair, (iii) the electrical, mechanical, HVAC, plumbing, sewer, elevator and other systems serving the Premises and Building will be in good operating condition and repair, and (iv) the roof of the Building will be in good condition and water tight.

2.4	PARKING

During the Term, Tenant may use the number of spaces specified in Section 1.1 for parking free of charge, without regard to parking rates charged or discounts provided to any other occupants of the Building or Project. The locations and type of parking shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces serving the Project may include valet parking (at no additional cost to Tenant) and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. As of the date of this Lease, the parking spaces serving the Project do not include valet parking. All vehicles utilizing Tenant’s parking privileges shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all reasonable parking rules and regulations from time to time established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s parking privileges. Tenant shall not allow any vehicles using Tenant’s parking privileges to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle on not less than forty-eight (48) hours’ after posting a notice on such vehicle, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord to Tenant. Notwithstanding the foregoing, Landlord agrees to stripe, label and install pole signage for four (4) non-handicapped parking spaces near the main building lobby immediately outside the Building’s front door as spaces shown on Exhibit E attached hereto (“Visitor Spaces”) exclusively for “TransOral Visitors”. Landlord shall use reasonable efforts to enforce Tenant’s exclusive use of the Visitor Spaces.

ARTICLE 3

RENT

Tenant agrees to pay to Landlord at the address specified in Section 1.1, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor and without any deduction or offset whatsoever, Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE 4

RENT ADJUSTMENTS AND PAYMENTS

4.1	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year as follows:

(a)	The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable calendar year, monthly during the Term with the payment of Monthly Base Rent; and

(b)	The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable calendar year, monthly during the Term with the payment of Monthly Base Rent; and

(c)	Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year shall be Tenant’s Share of Operating Expenses for such year and Tenant’s Share of Taxes for such year.

(d)	Landlord shall reasonably allocate Operating Expenses and Taxes to the Building or Project as reasonably appropriate and Tenant’s Share of Operating Expenses and Taxes shall be applied with respect to the Building or Project, as reasonably appropriate.

4.2	STATEMENT OF LANDLORD

As soon as practicable after the expiration of each calendar year, Landlord will furnish to Tenant a statement (“Landlord’s Statement”) showing the following:

(a)	Actual Operating Expenses and Taxes for the calendar year;

(b)	The amount of Rent Adjustments due Landlord for the last calendar year, less other amounts paid, if any; and

(c)	Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent next coming due, or refunded to Tenant if the Term has already expired provided Tenant is not in Default hereunder and no further Rent is due. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its reasonable estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease.

4.3	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with generally accepted accounting principles, consistently applied. Tenant or its representative(s) (which representative(s) shall be experienced in reviewing building operating expenses not be paid on a contingency basis) shall have the right, for a period of ninety (90) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance (a “Tenant Review”). If Tenant does not object in writing to Landlord’s Statement within ninety (90) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. If Tenant does dispute any Landlord’s Statement (or supplemental Landlord’s Statement), Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such ninety day (90) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s books and records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due. Upon resolution of any dispute with respect to Operating Expenses and Taxes, Tenant, at its election, shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity, except in connection with any dispute resolution or other legal proceeding and except such disclosures as may be necessary to Tenant’s attorneys, accountants, and other professional advisors, provided that the disclosing party ensures that such attorneys, accountants and prospective advisors maintain the confidentiality of such terms (“Confidentiality Requirement”).

4.4	TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such Rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; or (d) resulting from Tenant Work or Tenant Alterations to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon this transaction. Taxes paid by Tenant pursuant to this Section 4.5 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2.

ARTICLE 5

SECURITY DEPOSIT

Tenant concurrently with the execution of this Lease shall pay to Landlord the Security Deposit. The Security Deposit may be applied by Landlord to cure, in whole or part, any default of Tenant under this Lease (after applicable notice and cure periods), and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by paying to Landlord within ten (10) days of demand the amount so applied. Landlord’s application of the Security Deposit shall not constitute a waiver of Tenant’s default to the extent that the Security Deposit does not fully compensate Landlord for all losses, damages, costs and expenses incurred by Landlord in connection with such default and shall not prejudice any other rights or remedies available to Landlord under this Lease or by Law. Landlord shall not pay any interest on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense of any action that Landlord may at any time commence against Tenant. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease. Upon the transfer of Landlord’s interest under this Lease, Landlord’s obligation to Tenant with respect to the Security Deposit shall terminate upon transfer to the transferee of the Security Deposit, or any balance thereof. If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after Landlord recovers possession of the Premises. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code or other Law regarding security deposits. Notwithstanding the foregoing, following the 24th full calendar month of the Term, if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), Tenant may provide Landlord with a written request to return fifty percent (50%) of the Security Deposit to Tenant. Landlord agrees to return such portion of the Security Deposit within ten (10) days after receipt of such proper and timely written request from Tenant, and upon Landlord’s return of such portion of the Security Deposit, the amount of the Security Deposit shall be reduced from $32,309.20 to $16,154.60.

In lieu of the cash Security Deposit described above, Tenant shall have the right to deliver the Security Deposit in the form an unconditional, irrevocable, standby letter of credit (the “Letter of Credit”) in the amounts described above, issued to Landlord, as beneficiary, by a bank reasonably approved by Landlord, in which case the Letter of Credit shall serve as the Security Deposit under this Lease. Tenant shall maintain the Letter of Credit for the entire Term, provided that Tenant may at any time substitute a cash Security Deposit for the Letter of Credit, and upon such substitution, Landlord shall return the Letter of Credit to Tenant. The Letter of Credit shall provide that it will be automatically renewed until sixty (60) days after the Expiration Date unless the issuer provides Landlord with written notice of non-renewal at least sixty (60) days prior to the expiration thereof. If, not later than thirty (30) days prior to expiration of the Letter of Credit, Tenant fails to furnish Landlord with a replacement Letter of Credit, Landlord shall have the right to draw the full amount of the Letter of Credit, in which event Landlord shall hold the proceeds of the Letter of Credit as a cash Security Deposit under this Lease. Except as set forth in the preceding sentence, Landlord shall only draw upon the Letter of Credit while a Default by Tenant exists and only to the extent required to cure such Default. If Landlord draws upon the Letter of Credit solely due to Tenant’s failure to renew the Letter of Credit at least thirty (30) days before its expiration, then (i) such failure to renew shall not constitute a default hereunder, and (ii) Tenant shall at any time thereafter be entitled to provide Landlord with a replacement Letter of Credit that satisfies the requirements of this paragraph, at which time Landlord shall return the cash proceeds of the original Letter of Credit drawn by Landlord.

ARTICLE 6

SERVICES

6.1	LANDLORD’S GENERAL SERVICES

(a)	So long as the Lease is in full force and effect, Landlord shall furnish the following services, the cost of which services shall be included in Operating Expenses or paid directly by Tenant to the utility or service provider:

(i)	heat, ventilation and air-conditioning (“HVAC”) in the Premises and the Common Areas;

(ii)	tempered and cold water for use in lavatories in common with other tenants from the regular supply of the Building;

(iii)	customary utilities, landscaping and cleaning services in the Common Areas; and

(iv)	washing of the outside windows in the Premises weather permitting at intervals determined by Landlord.

(b)	If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units. Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord acknowledges that Tenant may require additional HVAC for the server room and laboratory space in the Premises. Landlord shall cooperate reasonably with Tenant to provide such HVAC service with the existing facilities located at the Building. If, however, Tenant demonstrates to Landlord’s reasonable satisfaction, that HVAC service to the laboratory space are insufficient for Tenant’s operations, then Landlord shall promptly install, at Landlord’s sole cost and in a manner reasonably satisfactory to Tenant, such supplemental HVAC equipment necessary to meet Tenant’s reasonably demonstrated requirements as Tenant may reasonably require for its operations in the laboratory space.

(c)	Landlord shall provide HVAC as reasonably required for the comfortable occupancy and operation of the Premises during normal business hours (i.e., 8:00 a.m. to 8:00 p.m. Monday through Friday). Landlord shall also furnish such water as reasonably required by Tenant for its operations at the Premises, including, without limitation, such water as required by Tenant for laboratory use and customary sewer services at the Premises. Landlord shall furnish trash pick-up and recycling services consistent with general office use at the Premises. Tenant shall be solely responsible, at Tenant’s sole cost to directly contract with a third party vendor for specialized waste collection and disposal in connection with all other uses at the Premises, which service shall include, without limitation, the disposal and handling of all Hazardous Materials, waste and other chemicals. Landlord shall provide Tenant with access to the Premises twenty-four hours per day, seven days per week.

6.2	GAS AND ELECTRICAL SERVICES

(a)

Electricity used by Tenant in the Premises shall be paid for by Tenant by separate charge (based upon the electricity used as measured by a submeter for the Premises or as reasonably estimated or allocated by Landlord) payable by Tenant to Landlord within 30 days after billing by Landlord. Gas used by Tenant in the

Premises shall be paid for by Tenant by a separate charge (as reasonably estimated or allocated by Landlord) payable by Tenant to Landlord within thirty (30) days after billing by Landlord. Notwithstanding any provision of the Lease to the contrary, without, in each instance, the prior written approval of Landlord, in Landlord’s reasonable business judgment, Tenant shall not: (i) make any alterations or additions to the utility equipment or systems; or (ii) install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises other than personal computers, laptop computers and ancillary equipment consistent with Tenant’s permitted use, including laboratory equipment. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

(b)	If and to the extent electric current or gas service is furnished to the Premises in excess of the amount of electric current or gas service normally used in a general office premises in Landlord’s reasonable opinion with the type of electrical equipment and normal business office machines described in subparagraph (a) above, Tenant shall pay Landlord upon notice from Landlord the cost of such excess electric current or gas service, as additional Rent; provided, however, that Tenant’s use of Tenant’s computer and laboratory equipment described in Section 6.2(a) shall not constitute excess electrical or gas usage in the Premises, and Tenant shall not be required to pay any additional costs in connection therewith (subject to Landlord’s reasonable allocation of gas usage in the Building and/or Project). The cost of such excess use and all additional costs separately billed to Tenant pursuant to this Section shall not be included as part of Operating Expenses. At any time and from time to time, Landlord may in its sole discretion either (i) install one or more meters or submeters to measure electric current and gas service furnished to the Premises or (ii) reasonably estimate electric current and gas service furnished to the Premises. Upon notice from Landlord, Tenant shall pay Landlord the cost of installing and maintaining all such meters and of any electrical engineering or consulting firm, if Landlord retains such firm to estimate the electric current furnished to the Premises in lieu of installation of a meter.

6.3	ADDITIONAL SERVICES

At Tenant’s request, Landlord shall furnish additional quantities of any of the services specified in Section 6.1, if Landlord can reasonably do so, on the terms set forth herein. Landlord and Tenant acknowledge Tenant shall provide its request for weekend HVAC service during normal business hours. Landlord shall use reasonable efforts to accommodate any requests by Tenant outside of normal business hours. For services requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates charged from time to time for such services and utilities. If Tenant shall fail to make any such payment (beyond applicable notice and cure periods), Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any of such additional services for which Tenant has not paid.

6.4	TELEPHONE SERVICES

All telephone, and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s telephone equipment (including cabling) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (as existing or as installed as part of Landlord Work, if any) on Tenant’s floor for Tenant’s connection to the telephone cable serving the Building so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such cabling within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels. In the event Landlord designates a particular vendor or vendors to provide such cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and communication wiring in the Premises, including any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all reasonable installation, removal, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and communication wiring serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and communication wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or communication wiring serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). If required by Landlord, no later than the Termination Date Tenant shall remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy. Tenant agrees that neither Landlord nor any of its agents, or employees, contractors, or invitees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.5	DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change (“Service Failure”) shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of three (3) consecutive business days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. Notwithstanding the foregoing, if a Service Failure is reasonably within the control of Landlord and (a) continues for thirty (30) business days after the Service Failure and (b) is not being diligently remedied by Landlord, then Tenant, as its sole remedy, shall have the right to elect to terminate this Lease within 10 days after the expiration of said thirty (30) business day period without penalty, by delivering written notice to Landlord of its election thereof; provided, however, if Landlord is diligently pursuing the repair or restoration of the service, Tenant shall not be entitled to terminate the Lease but rather Tenant’s sole remedy shall be to abate Rent as provided above. The foregoing termination right shall not apply if the Service Failure is due to fire or other casualty. Instead, in such an event, the terms and provisions of Article Fourteen shall apply.

6.6	CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.7	SIGNAGE

Initial Building standard signage will be installed by Landlord on the lobby directory located in the Building and at Tenant’s main entry door to the Premises at Landlord’s sole cost and expense. Any change in such initial signage shall be only with Landlord’s prior written consent, shall conform to Building standard signage and shall be at Tenant’s sole cost and expense. Tenant shall not place on the exterior of the Premises or the door, window or roof, within any display window space or within five (5) feet behind the entry to the Premises, or on the exterior of the Building, any sign, decoration, lettering, advertising matter or descriptive material without all applicable governmental approvals and Landlord’s prior written approval. Tenant shall submit to Landlord reasonably detailed drawings of its proposed signs for review and approval by Landlord prior to utilizing same. All signs, awnings, canopies, decorations, lettering, advertising matter or other items used by Tenant shall conform to the standards of design, motif, and decor, from time to time, established by Landlord for the Building and shall be insured and maintained at all times by Tenant in good condition, operating order and repair. Flashing signs and credit card or other signs, advertisements and hand lettered signs visible from outside the Building or the Common Areas are prohibited. Landlord shall have the right, without notice to Tenant and without any liability for damage to the Premises reasonably caused thereby, to remove any items displayed or affixed in or to the Premises which Landlord determines to be in violation of the provisions of this Section. If any damage is done to Tenant’s signs, Tenant shall commence to repair same within five (5) days after such damage occurs, and upon Tenant’s failure to commence the repair work within said five (5) day period and to diligently prosecute the same to completion, Landlord may, after notice to Tenant, repair such damage and Tenant shall pay Landlord, upon demand, Landlord’s costs and expenses in connection therewith.

ARTICLE 7

POSSESSION, USE AND CONDITION OF PREMISES

7.1	POSSESSION AND USE OF PREMISES

(a)	Except as otherwise provided in Section 2.2(d), Tenant shall be entitled to possession of the Premises when the Landlord Work is Substantially Complete. Tenant shall occupy and use the Premises only for the uses specified in Section 1.1. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article Eighteen; or (4) would tend to create or continue a nuisance. Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall not be required to comply with or cause the Premises to comply with any Laws unless such compliance is necessitated solely due to Tenant’s particular use of the Premises.

(b)

Tenant shall comply with all Environmental Laws pertaining to Tenant’s occupancy and use of the Premises and concerning the proper storage, handling and disposal of any Hazardous Material introduced to the Premises, the Building or the Property by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. Landlord shall comply with all Environmental Laws applicable to the Property other than those to be complied with by Tenant pursuant to the preceding sentence. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion, except that such consent shall not be required to the extent of Hazardous Material packaged and contained in office products for consumer use in general business offices in quantities for ordinary day-to-day use provided such use does not give rise to, or pose a risk of, exposure to or release of Hazardous Material. In addition, Tenant shall have the right to use, store and handle at the Premises the Hazardous Materials described on Exhibit D attached hereto and made a part hereof. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense if Landlord reasonably believes the violation of Environmental Law was caused by Tenant or Tenant’s agents, contractors, invitees or employees. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claim, demand, action, expense, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Term by Tenant. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s reasonable discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. Landlord hereby indemnifies, and agrees to defend, protect and hold harmless, Tenant from any and all loss, claim, demand, action, expense, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material existing at the Property prior to the Commencement Date. To Landlord’s actual knowledge, (a) no underground storage tanks are present on the Property, and (b) no action, proceeding or claim is pending or threatened regarding the Building or the Property concerning any Hazardous Material or pursuant to any Environmental Law. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant, its agents, contractors, stockholders, directors, successors, representatives, and assigns from and against, all losses, costs, claims, liabilities and damages (including reasonable attorneys’ and consultants’ fees) of every type and nature, directly or indirectly arising out of or in connection with any Hazardous Material released, discharged or disposed of on or about the Property caused by Landlord or Landlord’s employees, servants, agents or contractors.

(c)	Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

7.2	LANDLORD ACCESS TO PREMISES; APPROVALS

(a)	Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform office janitorial and other customary services, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Any entry or work by Landlord may be during normal business hours and Landlord shall use reasonable efforts to ensure that any entry or work does not materially interfere with Tenant’s occupancy of the Premises. In exercising any rights under this Lease to enter the Premises, Landlord shall also comply with Tenant’s reasonable security measures and operating procedures.

(b)	If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c)	Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property, provided that such inspections, tests, or studies shall not materially interfere with Tenant’s occupancy of the Premises. Landlord’s rights under this Section 7.2(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(d)	Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of Tenant, or otherwise.

(e)	The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.3	QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease. This covenant shall be binding on Landlord and its successors only during its or their respective periods of ownership of the Building.

ARTICLE 8

MAINTENANCE

8.1	LANDLORD’S MAINTENANCE

Subject to the provisions of Articles Four and Fourteen, Landlord shall maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building; and those corridors, washrooms and lobbies which are Common Areas of the Building and all other Common Areas of the Project, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs to the Premises shall be paid directly by Tenant as Additional Rent and not included in Operating Expenses and (c) the cost of performing any maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid directly by Tenant as Additional Rent and shall not be included in Operating Expenses, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley. In performing all repair and maintenance, Landlord shall use its reasonable efforts to minimize disruption to Tenant’s business.

8.2	TENANT’S MAINTENANCE

Subject to the provisions of Section 8.1 above and Article Fourteen, Landlord, at Tenant’s expense, shall keep and maintain the Premises and all Tenant Additions in good order, condition and repair and in accordance with all Laws and Environmental Laws, subject to Section 7.1 above. Tenant shall provide regular janitorial services to the Premises, at Tenant’s sole cost and expense. Tenant shall not permit waste and shall bear the expense of the repair of all damage to the Premises and the replacement and repair all damaged or broken glass in the interior of the Premises, fixtures or appurtenances. Any repairs or maintenance shall be completed by Landlord or Landlord’s contractors with materials of similar quality to the original materials. Any such repairs or maintenance shall be performed only by Landlord or contractors or mechanics approved or designated by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 8.2 (beyond applicable notice and cure periods), Landlord may, in its sole discretion and upon 24 hours prior notice to Tenant (except without notice in the case of emergencies), perform the same, and Tenant shall pay to Landlord any costs or expenses incurred by Landlord upon demand. Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (i) necessitated by the acts or omissions of Landlord, (ii) required as a consequence of any violation of any Laws or construction defects in the Premises, the Building or the Property existing as of the Commencement Date and (iii) for which Landlord has a right of reimbursement from others.

ARTICLE 9

ALTERATIONS AND IMPROVEMENTS

9.1	TENANT ALTERATIONS

(a)	Except for completion of Tenant Work, if any, undertaken by Tenant pursuant to the Workletter, the following provisions shall apply to the completion of any Tenant Alterations:

(i)

Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time reasonably designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit, but only if the estimated cost of the Tenant Alterations exceeds $100,000. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(ii)	Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(iii)	Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b)	All Tenant Additions whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request.

(c)	Notwithstanding the foregoing, all Tenant Alterations and Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (collectively, “Tenant’s Property”) shall at all times be and remain Tenant’s property. Except for Tenant Alterations which cannot be removed without structural injury to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no right to require Tenant to remove any Tenant Alterations unless Landlord notifies Tenant at the time Landlord consents to such Tenant Alterations that Landlord shall require such Tenant Alterations to be removed. Under no circumstance shall Tenant be required to remove any of the Landlord Work or the Tenant Work.

9.2	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work (excluding the Landlord Work) performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and reasonable attorneys’ fees.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

10.1	ASSIGNMENT AND SUBLETTING

(a)

Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, provided, however, if Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.2, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.1. Tenant agrees that the provisions governing sublease and assignment set forth in this Article Ten shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least twenty (20) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within fifteen (15) days after receipt of Tenant’s Notice (and all reasonably required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the

Project without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b)	With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(1)	the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

(2)	in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Building or Landlord; or

(3)	any proposed assignee’s or sublessee’s use of the Premises would be different from the Use of the Premises set forth in Section 1.1 or would violate Section 7.1 of the Lease or would violate the provisions of any other leases of tenants in the Project; or

(4)	the proposed sublessee or assignee is a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within sixty (60) days prior to the date of Tenant’s request; or

(5)	the proposed sublessee or assignee would materially and adversely increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

(c)	Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d)	For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly; provided however, the foregoing shall not apply to any private or public offering of Tenant’s stock. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

10.2	RECAPTURE

Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.3	EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) actually received by Tenant from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements, and (4) the cost of Tenant Additions allocable to the space sublet or assigned. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.4	TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee (other than a subtenant or assignee pursuant to a Permitted Transfer), directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.5	ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than five (5) days after request by Landlord. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

10.6	PERMITTED TRANSFERS

So long as Tenant is not entering into the Permitted Transfer (defined below) for the purpose of avoiding or otherwise circumventing the remaining terms of this Article Ten, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (i) an Affiliate of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (ii) an entity resulting from the purchase, merger, consolidation or reorganization of, with or into Tenant, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer”): (1) Tenant is not in Default under this Lease; (2) the permitted use does not allow the Premises to be used for any use other than the uses set forth in Section 1.1 above; (3) Tenant shall give Landlord written notice within twenty (20) days after the effective date of the proposed Permitted Transfer; (4) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth immediately after the Permitted Transfer equal to or greater than Tenant’s net worth as of the day prior to the proposed Permitted Transfer; and (5) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth immediately after the Permitted Transfer which is at least equal to Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

ARTICLE 11

DEFAULT AND REMEDIES

11.1	EVENTS OF DEFAULT

The occurrence and continuance of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(a)	Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) days after written notice that the Rent is past due, provided however, a “Default” shall be deemed to have occurred hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to pay Rent within five (5) days after the date when due and (ii) during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to timely pay Rent on two or more occasions;

(b)	Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Workletter and fails to cure such default within thirty (30) days after written notice thereof to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within twenty (20) days, and (2) Tenant diligently pursues a course of action that can reasonably be expected to cure the failure and bring Tenant back into compliance with the Lease, unless the default involves a hazardous condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period;

(c)	the interest of Tenant in this Lease is levied upon under execution or other legal process;

(d)	a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within sixty (60) days;

(e)	Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(f)	a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within sixty (60) days;

(g)	any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within sixty (60) days; or

(h)	upon the dissolution of Tenant.

11.2	LANDLORD’S REMEDIES

(a)	A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy.

(b)	With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 (provided that such notice is served upon Tenant in accordance with California Code of Civil Procedure Section 1162) if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or otherwise as permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and those Tenant Alterations which Tenant is required or permitted to remove under Article Twelve), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(i)	the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(iv)	any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and legal fees incurred in connection with entering into this Lease. The word “rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c)	Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.2, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article Ten shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d)	In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e)	Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

(f)	Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article Twenty-four of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing, without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

(g)	The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h)	No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.14 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in writing and signed by the party to be charged or as otherwise provided in this Lease. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.3	ATTORNEYS’ FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4 BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a)	In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b)	Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

(i)	The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(ii)	If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

(iii)	For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(1)	The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(2)	Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(c)	Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.5 LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Except as expressly provided in this Lease, (a) in no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease, and (b) Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give the Mortgagee notice and a reasonable time to cure any default by Landlord.

ARTICLE 12

SURRENDER OF PREMISES

12.1	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, damage caused by Landlord, casualty damage and Tenant Alterations which Landlord states may be surrendered at the termination of the Lease excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant and Tenant’s trade fixtures, including, subject to Section 6.4, cabling for any of the foregoing. Tenant shall be entitled to remove such Tenant Additions, which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant Alterations as required by Landlord at the time Landlord consented to the Tenant Alterations, including any Tenant Alterations containing Hazardous Materials. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Alterations, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Alterations which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.2	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord in accordance with applicable law shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Alterations and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE 13

HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, Tenant shall pay Landlord one hundred fifty percent (150%) of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate. Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord, and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE 14

DAMAGE BY FIRE OR OTHER CASUALTY

14.1	SUBSTANTIAL UNTENANTABILITY

(a)	If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, reasonably estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b)

Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration, unless such repairs and restoration are not completed within ninety (90) days after the expiration of such time period.

(c)	Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, provided that Tenant shall be entitled to the full proceeds of Tenant’s insurance (including endorsements, if any) of Tenant’s Property and its own business losses and personal property, trade fixtures, Tenant Alterations and equipment which would be removable by Tenant at the Termination Date. All such Landlord insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored.

(d)	Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Alterations; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees. Whether or not the Lease is terminated pursuant to this Article Fourteen, in no event shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e)	Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.2	INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord reasonably estimates that the time to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building and the Premises (excluding Tenant Additions but including restoring the Landlord Work), with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, (i) Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above, and (ii) Landlord shall not have the right to terminate this Lease due to any such damage during the last six (6) months of the Term if Tenant has an option to extend the Term and gives Landlord written notice of Tenant’s binding exercise of such option within twenty (20) days after any such notice of termination by Landlord and Landlord and Tenant enter into an amendment to this Lease extending the Term within fifteen (15) days thereafter.

14.3	RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4	WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article Fourteen, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE 15

EMINENT DOMAIN

15.1	TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining Term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises, Building or Project, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Alterations but inclusive of Landlord Work) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3 COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord, so long as there is no diminution of Landlord’s award as a result.

ARTICLE 16

INSURANCE

16.1	TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies reasonably acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, and such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Three Million and No/100 Dollars ($3,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Alterations, equipment, installations, fixtures and contents of the Premises in the event of loss; and (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles.

16.2	FORM OF POLICIES

Each policy referred to in Section 16.1 above shall satisfy the following requirements. Each policy shall (i) name Landlord, Wareham Property Group and the Indemnitees as additional insureds (except Workers’ Compensation, Automobile Liability Insurance and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts reasonably satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or reduced without thirty (30) days’

prior written notice to the Landlord, and (v) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.3	LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Project in amounts not less than the greater of one hundred (100%) percent of the then full replacement cost (without depreciation) of the Project (above foundations and including the Landlord Work and the Tenant Work but excluding Tenant Alterations and Tenant’s equipment, installations, fixtures and contents of the Premises) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time, including, at Landlord’s option, earthquake insurance. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Project on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.4	WAIVER OF SUBROGATION

(a)	Landlord agrees that, so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b)

Tenant agrees to include, so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Alterations, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other personal property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c)	Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Project and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance (or would have been covered had Landlord maintained the insurance required to be maintained by it under this Lease), notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees for loss or damage to Tenant Alterations, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is covered by Tenant’s insurance required (or would have been covered had Tenant maintained the insurance required to be maintained by it under this Lease), notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees.

(d)	Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.5 NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE 17

WAIVER OF CLAIMS AND INDEMNITY

17.1	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of Landlord, Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Indemnitees or by Landlord’s breach of its obligations under this Lease. To the extent permitted by Law, Tenant hereby waives any consequential damages and/or claims for loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the gross negligence or willful and wrongful act of any of the Indemnitees.

17.2	INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s use of the Premises, from the undertaking by Tenant of any Tenant Alterations or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or Default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful and wrongful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord in its reasonable discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not apply to or operate to relieve Indemnitees of liability to the extent such liability is caused by the grossly negligent or willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers.

17.3	INDEMNITY BY LANDLORD

To the extent permitted by Law, Landlord hereby indemnifies, and agrees to protect, defend and hold Tenant harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from any default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, or from any willful and wrongful act or gross negligence of Landlord, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against Tenant by reason of any such claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel chosen by Tenant in its reasonable discretion. Tenant reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not apply to or operate to relieve Tenant of liability to the extent such liability is caused by the grossly negligent or willful and wrongful act of Tenant. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Tenant or its insurers.

ARTICLE 18

RULES AND REGULATIONS

18.1	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time. If there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control.

18.2	ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Project in a uniform and non-discriminatory manner.

ARTICLE 19

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes. In exercising all such rights, Landlord shall used reasonable efforts to minimize any disruption to Tenant and shall comply with Tenant’s reasonable security measures and operating procedures.

ARTICLE 20

ESTOPPEL CERTIFICATE

20.1	IN GENERAL

Within ten (10) days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in reasonable detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a reasonably detailed explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto, or, if Tenant believes that Tenant has any such claims against Landlord, the nature thereof in reasonable detail; (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

20.2	ENFORCEMENT

In the event that Tenant fails to deliver an Estoppel Certificate within ten (10) additional days after notice that such Estoppel Certificate is past-due, then such failure shall be a Default for which there shall be no further cure or grace period.

ARTICLE 21

INTENTIONALLY OMITTED

ARTICLE 22

REAL ESTATE BROKERS

Tenant represents that, except for the broker(s) listed in Section 1.1, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which the brokers listed in Section 1.1 are entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker.

ARTICLE 23

MORTGAGEE PROTECTION

23.1	SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, or damages arising out of a default of any obligations of any preceding Landlord (except that such purchaser or ground lessor shall be liable for continuing defaults, such as a continuing failure to repair and maintain); or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on a commercially reasonable form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s commercially reasonable form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

23.2	MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail or by overnight courier, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. No ground lessor or Mortgagee shall be bound by any agreement to modify or amend this Lease so as to reduce the Rent or shorten the Term, or so as to cancel or surrender this Lease, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE 24

NOTICES

All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid. All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Sections 1.1. Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service. By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 25

MISCELLANEOUS

25.1 LATE CHARGES

(a)	All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within thirty (30) days after Landlord’s demand therefor. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b)	In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (b) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c)	Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

25.2	NO JURY TRIAL; VENUE; JURISDICTION

Each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter arising out of this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial pursuant to and in accordance with Section 631 of the California Code of Civil Procedure. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3	NO OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises.

25.4	AUTHORITY

Landlord and Tenant each represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord or Tenant may request that the other provide evidence of its authority.

25.5	ENTIRE AGREEMENT

This Lease, plus the Exhibits, the Rider (if any) and the Addendum (if any), attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

25.6 INTENTIONALLY OMITTED

25.7 EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property (including, without limitation, any rental insurance and condemnation proceeds thereof) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

25.8	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article Ten, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

25.9	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, provided that the transferee expressly assumes all liabilities and obligations of the Landlord under this Lease. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or affiliates of such entities. Upon such assignment and assumption of the obligations of Landlord by Landlord’s successor hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder accruing after the date of such transfer.

25.10	BINDING EFFECT

Subject to the provisions of Article Ten, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

25.11	CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

25.12	TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

25.13	ABANDONMENT

In the event Tenant vacates or abandons the Premises, but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.2(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

25.14	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If a Default of Tenant exists due to Tenant’s failure to perform any of its duties under this Lease or the Workletter, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without further notice to Tenant and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

25.15	SECURITY

Except as otherwise provided in this Section, Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord and Tenant acknowledge that as of the date of this Lease, the Premises does not have a dedicated security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system. Landlord and Tenant acknowledge and agree that as of the date of this Lease, Landlord contracts with a provider for Building and/or Project security and Landlord shall not terminate such contract without good faith consultation with Tenant and Tenant’s reasonable approval. Notwithstanding the foregoing, Landlord shall have the right, from time to time, to change providers for such security.

25.16	NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

25.17	RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period.

25.18	SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Landlord and Tenant under this Lease to indemnify, protect, defend and hold harmless Tenant, Landlord and/or Indemnities, as applicable, shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

25.19	RIDERS

All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1 hereof.

TENANT:		LANDLORD:

TRANSORAL PHARMACEUTICALS, INC.,		POINT RICHMOND R&D ASSOCIATES,
a Delaware corporation		a California limited partnership

By:	/s/ Glenn Oclassen	By:	/s/ Richard K. Robbins
	Glenn Oclassen, CEO		Richard K. Robbins
Managing Member

EXHIBIT A

PLAN OF PREMISES

A-1

Suite 110
0 5' 10' 20' 30' 60'
North

SHADED AREA = PREMISES

LEASE SUITE EXHIBIT
1003 W. CUTTING AVE., 1ST FLR.
for Wareham Development
10/07/05 Scale: Not To Scale

A1.0

EXHIBIT B

WORKLETTER AGREEMENT

As used in this Workletter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Lease.

1. Landlord shall perform improvements to the Premises in accordance with the construction drawings prepared by GL Partners, dated February     , 2006, and initialed by both Landlord and Tenant (the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense (subject to the terms of Paragraphs 2 and 3 below) using Building Standard methods, materials, and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans, related space planning, architectural and engineering drawings, or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment). Tenant shall, however, have the right to review and inspect the progress of all construction.

2. If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within two (2) business days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant within fifteen (15) days of demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord, not to be reasonably withheld.

3. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that Landlord shall contribute a maximum of thirty thousand dollars ($30,000.00) (“Landlord’s Contribution”) towards the costs associated with the upgraded indirect lighting described in the Space Plan and/or Plans including, without limitation, costs associated with labor, materials, design and construction (collectively, the “Lighting Costs”). Tenant shall be responsible, at its sole cost and expense for all Lighting Costs in excess of the Landlord’s Contribution. Tenant shall pay such amounts within fifteen (15) days of Landlord’s demand. Tenant’s failure to pay such amount (beyond applicable notice and cure periods) shall constitute a Default under the Lease.

B-1

4. Landlord shall construct the Landlord Work using new or good quality materials and finishes and in accordance with all applicable Laws and in a good and workmanlike manner. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

B-2

EXHIBIT C

RULES AND REGULATIONS

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Project, Tenant shall further, at Tenant’s own expense, keep the sidewalks and curb directly in front of the Premises clean and free from rubbish.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All lighting fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord.

3. No sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or of the Project, without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills or in the public portions of the Project.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7. Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

8. No animal or bird of any kind shall be brought into or kept in or about the Premises or the Project, except seeing-eye dogs or other seeing-eye animals.

9. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Project, or neighboring buildings or premises, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

10. Except as expressly permitted under the Lease, neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance.

11. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof; provided, however, that subject to the provisions of Article 9 of the Lease, Tenant shall have the right to install a card-key or other security system at the Premises. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

12. All removals, or the carrying in or out of any safes, freight, furniture, construction material, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Building Manager and in a manner and at times prescribed by him, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

13. Tenant shall not purchase spring water, janitorial or maintenance or other like service from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

14. Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Project which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15. Tenant’s contractors shall, while in the Premises or elsewhere in the Project, be subject to the reasonable supervision of the Building Manager (but not as agent or servant of said Building Manager or of Landlord).

16. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause. the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

17. The requirements of Tenant will be attended to only upon application at the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of the Landlord.

18. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

19. No air conditioning unit or system or similar apparatus shall be installed or used by Tenant without the written consent of Landlord.

20. There shall not be used in any premises, or in the public halls, plaza areas, lobbies, or elsewhere in the Project, either by Tenant or by Tenant’s contractors or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and sideguards.

21. Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and shall comply with any other parking restrictions imposed by Landlord from time to time.

22. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

23. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

24. Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Premises. Tenant shall not install or permit the installation or use of any vending machine or permit the delivery of any food or beverage to the Premises except by such persons and in such manner as are approved in advance in writing by Landlord.

25. The Premises shall not be used as an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic, multilith or multigraph reproductions or offset printing (not precluding using any part of the Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall or sale of merchandise, goods, services or property of any kind at wholesale, retail or auction, or for lodging, sleeping or for any immoral purposes.

26. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises are located without Landlord’s prior written consent, which consent may be conditioned on such terms as Landlord may reasonably require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

27. Tenant shall not bring any Hazardous Materials onto the Premises except for those that are in general commercial use and are incidental to Tenant’s business operations and only in quantities suitable for prompt use and as otherwise expressly permitted by the Lease.

28. Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a 24-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer than a 24-hour period and that have not been moved within twenty-four (24) hours after the Building Manager shall have given Tenant written notice thereof shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

29. Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories.

EXHIBIT D

HAZARDOUS MATERIALS

The following list gives the maximum amounts to be kept in stock.

A. Drug Substance
1. Sumatriptan succinate	1 kg
2. Sumatriptan free base	1 kg

B. Tableting excipients
We will not stock every one of these at any one time.
1. Mannitol	10 kg
2. Sorbitol	10 kg
3. Lactose	10 kg
4. Fructose	l kg
5. Pharmaburst	10 kg
6. Dicalcium phosphate dehydrate	10 kg
7. Povidone	l kg
8. Starch	l kg
9. Cross-linked povidone	l kg
10. Sodium starch glycolate	l kg
11. Croscarmelose sodium	l kg
12. Magnesium stearate	l kg
13. Silicon dioxide	l kg
14. Talc	l kg
15. Flavors such as grape flavor and peppermint flavor	100 gm
16. Sweeteners such as sucralose and aspartame	500 gm
17. Polyethylene glycol	l kg
18. Polyvinylpyrrolidone	l kg
19. Sodium carbonate	10 kg
20. Sodium bicarbonate	10 kg
21. Triethanolamine	2L

C. Solvents and Reagents
Sodium Hydroxide
1. Methanol	5L
2. Isopropanol	5L
3. Acetonitrile	5L
4. Hydrochloric acid	5L
5. Phosphoric acid	5L
6. Sodium Hydroxide	500 gm

D. Controlled Substance (DEA licensed)
1. Zolpidem tatrate(C4),	1-4 kg
2. Oxycodone (C2)	500 gm
3. Morphine sulphate	500 gm

D-1

EXHIBIT E

VISITOR SPACES

E-1

Suite 110
0 5' 10' 20' 30' 60'
North

SHADED AREA = PREMISES

TRANSORAL VISITOR PARKING SPACES = X

LEASE SUITE EXHIBIT
1003 W. CUTTING AVE., 1ST FLR.
for Wareham Development
10/07/05 Scale: Not To Scale

A1.0

RIDER 1

COMMENCEMENT DATE AGREEMENT

POINT RICHMOND R&D ASSOCIATES, a California limited partnership (“Landlord”), and TRANSORAL PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), have entered into a certain Office Lease dated as of February 22, 2006 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in Section 2.2(b) of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2. The Commencement Date (as defined in the Lease) of the Lease is                     .

3. The Expiration Date (as defined in the Lease) of the Lease is                                .

4. Tenant hereby confirms the following:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease; and

(b) That the Landlord Work is Substantially Complete; and

(c) That the Lease is in full force and effect.

5. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

6. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	LANDLORD:

TRANSORAL PHARMACEUTICALS, INC., a Delaware corporation	POINT RICHMOND R&D ASSOCIATES, a California limited partnership

By:	By:
Glenn Oclassen, CEO	Richard K. Robbins Managing Member

Rider 1- 1

ADDENDUM TO LEASE

DATED FEBRUARY 22, 2006

BETWEEN

POINT RICHMOND R&D ASSOCIATES

AND

TRANSORAL PHARMACEUTICALS, INC.

This Addendum to Lease is attached to and forms a part of that certain Lease dated February 22, 2006, by and between Point Richmond R&D Associates, a California limited partnership (“Landlord”), and TransOral Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), for premises located in the building located at 1003 West Cutting Boulevard, Richmond, California. Words and terms that are defined in the Lease shall have the same meaning in this Addendum as the meaning provided in the Lease. In the event of any inconsistency between the terms of this Addendum and the Lease, the terms of this Addendum shall control.

1. Extension Option.

(a) Landlord hereby grants Tenant an option to extend the Term (“Extension Option”) for one (1) additional period of five (5) years (“Option Term”), commencing immediately after the expiration of the Term. The Extension Option shall be upon the terms and conditions contained in the Lease, except that the initial Monthly Base Rent for the Premises during the Option Term shall be equal to 95% of the “fair market rent” for the Premises as of the commencement of the Option Term (i.e., the rate that a willing, comparable, new (i.e., non- renewal), non-equity tenant would pay, and that a willing landlord of comparable office space in Richmond, California would accept at arms’ length), determined in the manner set forth in subparagraph l(b) below. Notwithstanding anything to the contrary contained herein, in no event shall the Monthly Base Rent payable (on a per square foot basis) by Tenant during the Option Term be less than the Monthly Base Rent payable (on a per square foot basis) by Tenant at the expiration of the initial Term. The fair market rent shall not take into account any Tenant Additions paid for by Tenant without reimbursement from Landlord. Tenant’s election to exercise the Extension Option (“Tenant’s Extension Notice”) must be given to Landlord in writing not less than nine (9) months prior to the expiration of the initial Term of the Lease. Notwithstanding anything to the contrary contained herein, the Extension Option exercised by Tenant shall, at Landlord’s option, be null and void and of no further force or effect if Tenant is in Default under the Lease as of the date of Tenant’s Extension Notice.

(b) If Tenant properly exercises the Extension Option, the initial Monthly Base Rent during the Option Term shall be determined in the following manner. Landlord shall advise Tenant in writing of Landlord’s good faith, reasonable determination of the fair market rent (based on the definition of fair market rental set forth above) for the Premises as of the commencement of the Option Term (“Landlord’s Fair Market Proposal”) no less than ninety (90) days prior to the commencement of the Option Term, provided Landlord’s notification to Tenant of Landlord’s Fair Market Proposal shall specifically state that Tenant shall have fifteen (15) days after receipt of Landlord’s Fair Market Proposal within which to approve or disapprove Landlord’s Fair Market Proposal. If Tenant does not disapprove in writing Landlord’s Fair Market Proposal within fifteen (15) days after receipt of Landlord’s Fair Market Proposal, Landlord’s Fair Market Proposal shall be deemed disapproved. In the event Tenant disapproves

ADDENDUM -1

in writing (or is deemed to have disapproved) Landlord’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within twenty (20) days of Tenant’s notice of or deemed disapproval. If after such twenty (20) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(i) Within five (5) days after the expiration of such twenty (20) day period, Tenant shall notify Landlord of the name and address of the broker appointed to represent Tenant (“Tenant’s Broker”). Tenant’s Broker shall be licensed in the State of California, engaged in the brokerage business in the San Francisco-East Bay commercial real estate market for at least the immediately preceding five (5) years, and familiar with the office and laboratory market in the cities of Richmond, Berkeley and Emeryville, California. Within ten (10) days of the appointment of Tenant’s Broker’s, Tenant shall advise Landlord in writing of Tenant’s Broker’s good faith, reasonable determination of the fair market rent for the Premises as of the commencement of the Option Term (“Tenant’s Broker’s Fair Market Proposal”). Landlord shall have ten (10) days after receipt of Tenant’s Broker’s Fair Market Proposal within which to approve or disapprove Tenant’s Broker’s Fair Market Proposal. In the event Landlord disapproves in writing Tenant’s Broker’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within ten (10) days of Landlord’s notice of disapproval. If after such ten (10) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(ii) If Landlord and Tenant are unable to agree upon the fair market rent within such ten (10) day period, Landlord and Tenant shall, within five (5) days thereafter, appoint a second broker meeting the qualifications set forth above with the added qualification that such second broker shall not have previously acted for either Landlord or Tenant. Within five (5) days following the appointment of the second broker, the second broker shall deliver his or her written determination of the fair market rent to Landlord and Tenant. If the second broker’s determination of fair market rent falls between Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, the second broker’s determination shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Premises for the Option Term. If the second broker’s determination falls outside of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, whichever of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal most closely reflects the fair market rent as determined by the second broker shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Premises for the Option Term, and such determination shall be binding on both Landlord and Tenant. Tenant shall pay all costs, commissions and fees of Tenant’s Broker in connection with such determination of the fair market rent. The costs and fees of the second broker shall be paid one-half by Landlord and one-half by Tenant.

(c) If the amount of the fair market rent has not been determined in accordance with this Section 1 as of the commencement of the Option Term, then Tenant shall continue to pay the Monthly Base Rent in effect at the expiration of the Term, until the amount of the fair market rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord within twenty (20) days after such determination.

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(d) The Monthly Base Rent payable hereunder during each Option Term shall be increased by three percent (3%) on each anniversary of the commencement date of the Option Term.

2. Expansion Option.

(a) If during the initial Term of this Lease, Tenant is not then in Default under this Lease, and has demonstrable business need to expand into space consisting of at least 5,000 rentable square feet of area more than the Rentable Area of the Premises, Tenant shall have the option (the “Expansion Option”) to provide Landlord at least six (6) months’ notice (“Expansion Notice”) of the date when Tenant requires such larger space and shall specify the amount of space (the “Expansion Space”) that Tenant desires. Tenant shall have no right to provide an Expansion Notice if Tenant is not in occupancy of all of the Premises, any part of the Premises is sublet or if the Lease has been assigned (other than pursuant to a Permitted Transfer). Landlord agrees to use reasonable efforts to locate the Expansion Space in the Project or in a building owned by an affiliate of Landlord in the Richmond, Emeryville or West Berkeley area of comparable quality to the Building (e.g. Emery Station, Emery Station North, 501 Canal Boulevard and 503 Canal Boulevard) to accommodate Tenant’s needs.

(b) If Landlord and Tenant have not, within six (6) months of the Expansion Notice, agreed upon Expansion Space reasonably acceptable to Tenant, Tenant shall have the right to terminate this Lease by providing Landlord one hundred eighty (180) days prior notice, and provided further that Tenant provide such termination notice within thirty (30) days of the expiration of such six (6) month period.

(c) If Landlord locates proposed Expansion Space within six (6) months’ of the Expansion Notice, Landlord shall notify Tenant (“Landlord’s Notice”) of the location of such space and shall provide Tenant with reasonable assurances that such proposed Expansion Space can be improved in the manner and time required by this Section 2. Tenant shall thereafter have ten (10) business days within which to notify Landlord whether Tenant approves such proposed Expansion Space, in Tenant’s reasonable discretion. If Tenant fails to respond within such ten (10) business day period, Tenant shall be deemed to have disapproved such proposed Expansion Space. If Tenant approves any such proposed Expansion Space, then Landlord and Tenant shall enter an amendment of this Lease as provided in paragraph 2(d) below. Notwithstanding the foregoing, the Monthly Base Rent rate payable with respect to a portion of the Expansion Space consisting of 11,539 rentable square feet of area (the “Base Space”) shall be equal to the Monthly Base Rent payable hereunder and if the balance of the term of the Lease is less than thirty six (36) months following the commencement date for the Expansion Space, the term of the Lease shall be automatically extended to ensure the balance of the term is thirty six (36) months following such commencement date. If such an automatic extension of the Term is required pursuant to the terms of the immediately preceding sentence, the Monthly Base Rent shall automatically increase by three percent (3%) effective as of the date immediately following the initial Expiration Date of the Lease, and shall increase by three percent (3%) every twelve (12) months. Landlord and Tenant acknowledge and agree the Base Space shall include the same proportion of laboratory and office space and the same ratio of offices to cubicles and Landlord shall, at Landlord’s sole cost and expense, provide Tenant a “turn-key” buildout with respect to the Base Space reasonably comparable to the original Premises leased by Tenant hereunder. The Monthly Base Rent rate payable with respect to the balance of the Expansion

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Space (“Balance Space”) shall be the “current fair market rate” (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms’ length), determined in the manner set forth in subparagraph 2(d) below. Monthly Base Rent and all Additional Rent payable for the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease, provided that Tenant’s Share shall be appropriately adjusted. Landlord shall provide Tenant with a tenant improvement allowance consistent with the determination of the fair market rent for the Balance Space. Subject to Landlord’s reasonable approval of Tenant’s financial condition, Landlord shall reasonably cooperate with Tenant to provide additional tenant improvement allowance which additional allowance would be amortized over the remaining term and repaid through an increase of Base Rent payable for the Expansion Space. The term for the Expansion Space shall commence on the later of (i) the date provided in Landlord’s Notice (but no earlier than the date specified in Tenant’s Expansion Notice) or (ii) unless waived by Tenant in writing, the date by which all of the following have occurred: (i) Landlord shall have Substantially Completed the design, construction and installation of tenant improvements in the Expansion Space as hereinafter provided; (ii) Landlord has delivered possession of the Expansion Space to Tenant; and (iii) Landlord had obtained approval of occupancy of the Premises from the applicable governmental authorities. Landlord and Tenant acknowledge that the commencement date for the term for the Expansion Space shall be no earlier than the date immediately following the expiration date of the term for the original Premises leased by Tenant hereunder.

(d) If Tenant properly exercises the Expansion Option, the initial Monthly Base Rent applicable to the Balance Space shall be determined in the following manner. Landlord shall advise Tenant in writing of Landlord’s good faith, reasonable determination of the fair market rent (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms’ length) for the Balance Space (“Landlord’s Fair Market Proposal”) no less than forty five (45) days prior to the commencement of the term for the Expansion Space. Tenant’s failure to disapprove in writing Landlord’s Fair Market Proposal within five (5) days shall be deemed to be a disapproval of Landlord’s Fair Market Proposal. In the event Tenant disapproves in writing (or is deemed to have disapproved) Landlord’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within fifteen (15) days of Tenant’s notice of or deemed disapproval. If after such fifteen (15) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(i) Within five (5) days after the expiration of such fifteen (15) day period, Tenant shall notify Landlord of the name and address of the broker appointed to represent Tenant (“Tenant’s Broker”). Tenant’s Broker shall be licensed in the State of California, engaged in the brokerage business in the San Francisco-East Bay commercial real estate market for at least the immediately preceding five (5) years, and familiar with the real estate market in the Richmond, Berkeley and Emeryville area. Within ten (10) days of the appointment of Tenant’s Broker, Tenant shall advise Landlord in writing of Tenant’s Broker’s good faith, reasonable determination of the fair market rent for the Balance Space as of the commencement of the term for the Expansion Space (“Tenant’s Broker’s Fair Market Proposal”). Landlord shall have ten (10) days after receipt of Tenant’s Broker’s Fair Market Proposal within which to approve or disapprove Tenant’s Broker’s Fair Market Proposal. In the event Landlord

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disapproves in writing Tenant’s Broker’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within ten (10) days of Landlord’s notice of disapproval. If after such ten (10) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

(ii) If Landlord and Tenant are unable to agree upon the fair market rent within such ten (10) day period, Landlord and Tenant shall, within five (5) days thereafter, appoint a second broker meeting the qualifications set forth above with the added qualification that such second broker shall not have previously acted for either Landlord or Tenant. Within ten (10) days following the appointment of the second broker, the second broker shall deliver his or her written determination of the fair market rent to Landlord and Tenant. If the second broker’s determination of fair market rent falls between Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, the second broker’s determination shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space. If the second broker’s determination falls outside of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, whichever of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal most closely reflects the fair market rent as determined by the second broker shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space, and such determination shall be binding on both Landlord and Tenant. Tenant shall pay all costs, commissions and fees of Tenant’s Broker in connection with such determination of the fair market rent. The costs and fees of the second broker shall be paid one-half by Landlord and one-half by Tenant.

(iii) If the amount of the fair market rent has not been determined in accordance with this Section as of the commencement of the term for the Expansion Space, then Tenant shall pay the Monthly Base Rent for the Balance Space at the same rent per square foot as then provided in this Lease until the amount of the fair market rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord, and Landlord shall pay any excess to Tenant, upon demand.

(e) Upon commencement of the term for the Expansion Space, the Expansion Space shall be considered the Premises, subject to all the terms and conditions of the Lease, except as provided herein. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare a draft amendment (the “Expansion Amendment”) for Tenant’s approval to reflect the commencement date of the term for the Expansion Space, the expiration date of the term of the Lease (if applicable), and the changes in Monthly Base Rent, Rentable Square Footage of the Premises, Tenant’s Share, an improvement allowance and other appropriate terms. Tenant shall use reasonable efforts to execute and return the Expansion Amendment to Landlord within fifteen (15) days after receipt. In the event the approved Expansion Space is located in a building owned by Landlord’s affiliate, Landlord and Tenant shall in good faith execute the appropriate documents as may reasonably be required to carry out the terms and intent of this Section 2. Landlord or Landlord’s affiliate shall reimburse Tenant’s reasonable relocation costs.

(f) Tenant’s Expansion Option is subject and subordinate to (i) the renewal or extension rights of any other tenants, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any other tenants.

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3. Acceleration Option.

(a) Provided Tenant has not exercised the Expansion Option set forth in Paragraph 2 above, Tenant shall have the right, in Tenant’s sole discretion, to accelerate the Termination Date (“Acceleration Option”) of the Lease, with respect to the entire Premises only, to the last day of the sixtieth (60th) full calendar month of the Term (the “Accelerated Termination Date”), if:

(1) Tenant is not in Default under the Lease at the date Tenant provides Landlord with an Acceleration Notice (defined below); and

(2) Landlord receives notice of acceleration (“Acceleration Notice”) not less than two hundred seventy (270) days prior to the Accelerated Termination Date.

(b) If Tenant exercises its Acceleration Option, Tenant, within twenty (20) days of the delivery of Landlord’s statement of the Acceleration Fee, shall pay to Landlord an amount equal to the unamortized portion of any broker commissions, the cost of Landlord Work (i.e. Landlord’s out of pocket costs actually paid by Landlord to Wareham Property Group [not to exceed four percent (4%) of the first $300,000 and two percent (2%) of the balance of such cost] and any unaffiliated, third party architects and contractors for the design and construction of the Landlord Work and the cost of obtaining all related governmental permits) and the cost of other tenant improvements (or tenant improvement allowances) incurred or provided by Landlord in connection with any and all space leased by Tenant (collectively, the “Acceleration Fee”). Within ninety (90) days of the Commencement Date, and the commencement date for any additional space leased by Tenant hereunder, as the case may be, Landlord shall provide Tenant with a statement setting forth the amount and calculation of the Acceleration Fee (including reasonable back up documentation). Tenant shall remain liable for all Monthly Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date. The “unamortized portion” of any of the foregoing shall be determined on a straight-line basis over the initial Term.

(c) If Tenant defaults in the payment of the Acceleration Fee, Landlord, at its option, may, by written notice to Tenant within fifteen (15) days after such default, (1) declare Tenant’s exercise of the Acceleration Option in that instance only to be null and void, and immediately so notify Tenant in writing, or (2) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and all Monthly Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date. If Landlord fails to notify Tenant of such election within such ten (10)-day period, Landlord shall be deemed to have elected clause (2) above.

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(d) As of the date Tenant provides Landlord with an Acceleration Notice that is honored by Landlord, any unexercised rights or options of Tenant to extend the Term or expand the Premises shall immediately be deemed terminated and of no further force or effect.

4. Right Of First Refusal.

(a) During the Term, Tenant shall have the right of first refusal (the “Right of First Refusal”) to lease Available Premises (as hereinafter defined).

(b) Available Premises shall mean space which is or becomes vacant during the Term in the Building or the building located at 1001 West Cutting Boulevard. Space shall not be deemed to be Available Premises if: (1) after the receipt of the Offer Notice (as hereinafter defined), Tenant does not timely exercise its Right of First Refusal, or (2) the existing tenant in the Available Space extends the term of its lease pursuant to the terms of an extension right.

(c) During the Term, whenever Landlord receives a written offer from a bona fide third party prospective tenant or current tenant of the Project to lease Available Premises on terms and conditions that Landlord is prepared to accept, prior to entering into a letter of intent with a bona fide third party prospective tenant, Landlord shall give Tenant written notice (“Offer Notice”) of any Available Premises which identifies the space to be leased, the rental rate, parking terms, the term of the lease, any tenant improvement allowances or improvements, alterations or other monetary concessions to be provided by Landlord and other material economic terms on which Landlord is prepared to enter such letter of intent (“Material Terms”). Tenant shall have a period of ten (10) days in which to notify Landlord (“Response Notice”) whether it will lease the Available Premises on the Material Terms. If Tenant does not provide a Response Notice, Tenant’s rights with respect to such Available Space shall be waived for a period of six (6) months and Landlord shall be free for such six (6) months to enter into a lease for such space upon the Material Terms; provided that this Right of First Refusal shall continue to exist during the Term for other Available Premises which was not subject to the Offer Notice. If Landlord fails to enter a bona fide lease of the Available Premises with such third party tenant within such six-month period, or if Landlord desires within such six-month period to lease such Available Premises on terms materially more favorable to a tenant than the Material Terms, then the Right of First Refusal shall once again apply to such Available Premises.

(d) If Tenant provides a Response Notice agreeing to lease the Available Premises on the Material Terms, then such Available Premises shall be added to the Premises on such terms. Landlord shall prepare a draft amendment to this Lease for Tenant’s reasonable approval incorporating the Available Premises into the Premises (“Available Premises Amendment”) which amendment shall reflect changes in the Monthly Base Rent, Rentable Area of the Premises, Tenant’s Share, and other appropriate terms. A copy of the Available Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Response Notice.

(e) Notwithstanding anything to the contrary contained herein Tenant shall not have the right to exercise the Right of Refusal with respect to any particular Available Premises, if: (1) a Default exists at the time of exercise of the Right of First Refusal or at the time of commencement of the term for such Available Premises, or (2) this Lease has been assigned (except an assignment for which Landlord’s consent is not required under this Lease).

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(g) Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the Available Premises after Tenant elects not to lease such Available Premises, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

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